Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES 2011 THIRD QUARTER FINANCIAL RESULTS

RAISING FOURTH QUARTER DILUTED EPS GUIDANCE TO $0.37 TO $0.38

AND FULL-YEAR 2011 DILUTED EPS GUIDANCE TO $1.50 TO $1.51

NASHVILLE, Tenn. – November 2, 2011 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the third quarter and nine months ended September 30, 2011.

Financial Review – Third Quarter 2011 Compared with Third Quarter 2010

•	Management revenue up 1.9% to $433.5 million

•	Average daily population up 2.3% to 80,851

•	Diluted earnings per share of $0.37

•	Adjusted Funds From Operations per diluted share of $0.59

Total management revenue for the third quarter of 2011 increased 1.9% to $433.5 million from $425.3 million during the third quarter of 2010, primarily driven by a 2.3% increase in average daily inmate populations. Management revenue from our federal partners increased 1.1% to $188.4 million generated during the third quarter of 2011 compared with $186.3 million generated during the prior year period. The increase in federal revenue primarily resulted from per diem increases associated with certain management contracts, higher populations primarily from the U.S. Marshals Service (USMS) as well as the commencement in October 2010 of a new contract with the USMS at our Nevada Southern Detention Center. These increases were partially offset by the September 30, 2010 expiration of the contract with the Federal Bureau of Prisons (BOP) at our California City facility, which contained a 95% guarantee through the expiration date.

Management revenue from our state partners increased 2.4% to $215.8 million during the third quarter of 2011 compared with $210.7 million during the third quarter of 2010. State revenue increased primarily as a result of higher inmate populations due to the commencement of two managed-only contracts during the third quarter of 2010 at Moore Haven Correctional Facility and Graceville Correctional Facility, and from higher inmate populations from the state of Georgia in 2011. The increases in populations were partially offset by a reduction in inmate populations primarily from the state of California due to our strategic decision not to renew the contract for nearly 900 beds at our Florence facility.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Third Quarter 2011 Financial Results

Operating income decreased $4.5 million to $80.7 million while EBITDA decreased $4.2 million to $107.3 million during the third quarter of 2011 compared to the prior year period. The reductions in operating income and EBITDA were due to a decrease in operating income of $6.4 million at the California City Correctional Center, where inmate populations were ramping down during the third quarter of 2010, while the contract provided for us to be compensated based on a 95% occupancy guarantee through its expiration date on September 30, 2010. Also contributing to the decreases in operating income and EBITDA were wage increases beginning in the third quarter of 2011. Operating income was further impacted by an increase in depreciation and amortization resulting from the completion of construction of our Nevada Southern Detention Center at the end of third quarter of 2010. These decreases were partially offset by an increase in operating income and EBITDA resulting from the aforementioned increase in inmate populations from the USMS and the state of Florida.

Our total average daily compensated population increased 2.3% to 80,851 in the third quarter of 2011 from 79,053 in the third quarter of 2010. Our total portfolio occupancy decreased slightly to 89.5% during the third quarter of 2011 from 90.7% during the third quarter of 2010. The decline in occupancy is due to the completion of our Nevada Southern Detention Center in September 2010, which averaged 73.7% compensated occupancy during the third quarter of 2011, combined with a reduction in compensated occupancy at the California City Correctional Center from 95.0% in the third quarter of 2010 to 57.0% during the third quarter of 2011.

Commenting on the third quarter financial results, CCA President and Chief Executive Officer, Damon Hininger, stated, “We are pleased with our results, which were slightly ahead of expectations. We are enthusiastically preparing for our new contracts at the Lake Erie Correctional Institution for which we expect to take ownership and begin operations on or about January 1, 2012, and at our Jenkins Correctional Center, for which we expect to complete construction and commence operations later in the first quarter of 2012. We are also delighted with last week’s award from the BOP for the continued management and expansion of our McRae Correctional Facility, which demonstrates the quality of services and value proposition we provide this valued partner.”

Hininger continued, “We are also very excited about the opportunities that are before the industry and for which we feel well positioned. We’re awaiting a decision from Arizona on its 5,000 bed request for proposal as well as a managed-only opportunity for approximately 9,000 beds in Harris County, Texas. Additionally, we are working with Immigration and Customs Enforcement on new facilities in Florida and Illinois.”

First Nine Months of 2011 Compared with First Nine Months of 2010

•	Management revenue up 4.3% to $1.3 billion

•	Diluted earnings per share up 14.0%

•	Operating income up 6.4%

•	Adjusted Funds From Operations per diluted share of $1.87

Operating income increased to $251.0 million during the first nine months of 2011 from $236.0 million during the prior year period, an increase of 6.4%. The improvement in our financial results for the first nine months of 2011 resulted from a 4.5% increase in our average daily inmate

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CCA Third Quarter 2011 Financial Results

population, to 80,946 during the first nine months of 2011 from 77,491 during the same period of 2010, combined with the continuation of cost savings strategies resulting from a company-wide initiative to improve operating efficiencies. The first quarter of 2010 also reflected the $4.1 million of bonuses paid to non-management level staff in-lieu of wage increases. In addition to our operational improvements, per share results for 2011 were favorably impacted by the share repurchase program further described hereafter.

Operations Highlights

Revenue per compensated man-day at $58.28 in the third quarter of 2011 was essentially flat compared to the third quarter of 2010. Increases in per diem rates from certain federal contracts were offset by a change in inmate population mix resulting from higher managed-only inmate populations related to the new management contracts in Florida. Operating expenses per compensated man-day during the third quarter of 2011 increased 1.8% to $40.40 from $39.67 in the third quarter of 2010. The increase in operating expenses resulted primarily from wage increases that were effective in the beginning of the third quarter of 2011 and lower operating expenses per compensated man-day during the third quarter of 2010 at our California City facility, as the facility inmate population was ramping down, but the contract contained terms compensating us based on a guaranteed population.

Partnership Development Update

Last week we announced that pursuant to a competitive re-bid we received a new contract from the BOP for the expansion and continued management of our McRae Correctional Facility in McRae, Georgia. Under the new contract we will have the ability to house up to 2,275 male inmates for the BOP after completing a 454-bed expansion of the McRae facility.

The contract, awarded as part of the Criminal Alien Requirement XII Solicitation (“CAR 12”), will be effective December 1, 2012, and has an initial four-year term with three two-year renewal options or up to 10 years if all renewal options are executed. Under the new CAR 12 contract, following a 90-day ramp period for the incremental population, we will receive a minimum fixed monthly payment based on a guaranteed population equal to 90% of the expanded rated capacity and a per diem payment for each additional inmate thereafter.

We will begin the 454-bed expansion of the McRae facility in the fourth quarter of 2011 and expect construction to be complete in the fourth quarter of 2012. The total cost of the expansion is estimated to be $17.1 million. We expect to receive a Notice to Proceed on or about December 1, 2012 and to begin receiving additional inmate populations shortly thereafter.

On September 1, 2011, we announced that we entered into a new contract with the state of Ohio to purchase and operate the 1,798-bed Lake Erie Correctional Institution located in Conneaut, Ohio. The Lake Erie facility is currently managed by another private operator. This contract represents the first contract CCA has had with the state of Ohio, and the first time a state has sold a correctional facility to the partnership corrections sector. We will purchase the 1,798-bed Lake Erie facility, which was constructed in 1999, for a purchase price of approximately $73.0 million and we expect to invest approximately $3.1 million in capital improvements. We expect to close on the Lake Erie facility on or about January 1, 2012. The new management contract has an initial term of twenty years with unlimited renewal options subject to appropriations and mutual agreement, and provides a guaranteed occupancy of 90%.

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CCA Third Quarter 2011 Financial Results

The construction of our new 1,124-bed Jenkins Correctional Center in Georgia remains on schedule for completion during the first quarter of 2012 at a total cost of approximately $53.0 million. Upon completion of construction, we expect to commence operations pursuant to a management contract with the Georgia Department of Corrections. The management contract has an initial one-year base term with 24 one-year renewal options and provides for a population guarantee of 90% following a 120-day ramp-up period.

Share Repurchase Program

In November 2008, the Board of Directors approved a program to repurchase up to $150 million of our common stock that expired on December 31, 2009. In February 2010, the Board of Directors approved a second program to repurchase up to $250 million of our common stock. The Board subsequently expanded the 2010 authorization up to $500 million and extended the authorization through June 30, 2013. However, we are limited in the amount of stock we may repurchase by the permitted levels of restricted payments under our debt agreements.

During the third quarter of 2011 we repurchased 7.6 million shares at a cost of $164.8 million. From January 1, 2011 through September 30, 2011, we have repurchased 10.5 million shares at a cost of $235.0 million. As of September 30, 2011, we had 99.6 million shares outstanding. Through September 30, 2011, we have repurchased 28.3 million shares in total under both plans at an average cost per share of $17.87, representing approximately 22.5% of the total shares outstanding prior to the initiation of the first program. As of September 30, 2011, we had approximately $119.4 million remaining under the share repurchase program authorized by the Board, but only approximately $28.0 million in capacity under the restricted payment basket, after taking into consideration the net income generated during the third quarter. The restricted payment basket increases quarterly based generally on 50% of our net income.

Guidance

We are raising our fourth quarter 2011 EPS guidance to be in the range of $0.37 to $0.38, and increasing our full year 2011 EPS guidance to be in the range of $1.50 to $1.51, with full-year Adjusted Funds from Operations Per Diluted Share to be in the range of $2.45 to $2.51.

We continue to believe the long-term growth opportunities of our business remain attractive as our partners seek cost effective corrections solutions and as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefitted the partnership corrections industry.

During 2011, we expect to invest approximately $169.0 million to $179.0 million in capital expenditures, consisting of approximately $124.0 million to $129.0 million in on-going prison construction and expenditures related to the acquisition of the Lake Erie Correctional Institution as well as potential land acquisitions and $45.0 million to $50.0 million in maintenance and information technology. We also expect an effective income tax rate of approximately 38%, with payments for income taxes expected to approximate $70.3 million to $70.8 million for the full year.

Non-GAAP Measures

Adjusted net income, EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of

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CCA Third Quarter 2011 Financial Results

methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the third quarter of 2011. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.

Management may meet with investors from time to time during the fourth quarter of 2011. Written materials used in the investor presentations will also be available on our website beginning on or about November 10, 2011. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on November 3, 2011, to discuss our third quarter 2011 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 2:00 p.m. eastern time on November 3, 2011 through 2:00 p.m. eastern time on November 11, 2011, by dialing (888) 203-1112 or (719) 457-0820, pass code 7102467.

About CCA

CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 45 company-owned facilities, with a total design capacity of more than 90,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility

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CCA Third Quarter 2011 Financial Results

management contracts, including as a result of sufficient governmental appropriations and inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) the outcome of California’s realignment program and its utilization of out of state private correctional capacity; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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CCA Third Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$47,958	$25,505
Accounts receivable, net of allowance of $1,395 and $1,568, respectively	260,788	305,305
Deferred tax assets	9,442	14,132
Prepaid expenses and other current assets	28,445	31,196
Current assets of discontinued operations	2,057	2,155

Total current assets	348,690	378,293

Property and equipment, net	2,531,753	2,549,295

Restricted cash	5,012	6,756
Investment in direct financing lease	9,642	10,798
Goodwill	11,988	11,988
Other assets	25,468	26,092
Non-current assets of discontinued operations	—	6

Total assets	$2,932,553	$2,983,228

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$191,382	$203,796
Income taxes payable	106	476
Current liabilities of discontinued operations	1,094	1,583

Total current liabilities	192,582	205,855

Long-term debt	1,209,652	1,156,568
Deferred tax liabilities	130,908	118,245
Other liabilities	32,538	31,689

Total liabilities	1,565,680	1,512,357

Commitments and contingencies

Common stock – $0.01 par value; 300,000 shares authorized; 99,608 and 109,754 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	996	1,098
Additional paid-in capital	1,128,807	1,354,691
Retained earnings	237,070	115,082

Total stockholders’ equity	1,366,873	1,470,871

Total liabilities and stockholders’ equity	$2,932,553	$2,983,228

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CCA Third Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUE:
Management and other	$434,492	$426,628	$1,294,267	$1,240,824
Rental	551	522	1,653	2,007

	435,043	427,150	1,295,920	1,242,831

EXPENSES:
Operating	304,664	292,160	897,818	868,060
General and administrative	23,007	23,606	66,236	62,087
Depreciation and amortization	26,637	26,195	80,883	76,715

	354,308	341,961	1,044,937	1,006,862

OPERATING INCOME	80,735	85,189	250,983	235,969

OTHER EXPENSES (INCOME):
Interest expense, net	18,058	17,925	54,820	52,499
Other (income) expense	73	(131)	262	(75)

	18,131	17,794	55,082	52,424

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	62,604	67,395	195,901	183,545

Income tax expense	(23,364)	(25,284)	(73,913)	(69,653)

INCOME FROM CONTINUING OPERATIONS	39,240	42,111	121,988	113,892

Loss from discontinued operations, net of taxes	—	(147)	—	(404)

NET INCOME	$39,240	$41,964	$121,988	$113,488

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.38	$0.38	$1.14	$1.01
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.38	$0.38	$1.14	$1.01

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.37	$0.38	$1.14	$1.00
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.37	$0.38	$1.14	$1.00

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CCA Third Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$39,240	$41,964	$121,988	$113,488
Special items:
Goodwill impairment for discontinued operations	—	—	—	1,684

Adjusted net income	$39,240	$41,964	$121,988	$115,172

Weighted average common shares outstanding - basic	104,254	110,160	106,624	112,814
Effect of dilutive securities:
Stock options	550	711	621	773
Restricted stock-based compensation	216	192	169	157

Weighted average shares and assumed conversions - diluted	105,020	111,063	107,414	113,744

Adjusted Diluted Earnings Per Share	$0.37	$0.38	$1.14	$1.01

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$39,240	$41,964	$121,988	$113,488
Income tax expense	23,364	25,284	73,913	69,653
Income taxes paid	(16,631)	(17,226)	(58,092)	(44,213)
Depreciation and amortization	26,637	26,195	80,883	76,715
Depreciation and amortization for discontinued operations	—	379	—	2,222
Goodwill impairment for discontinued operations	—	—	—	1,684
Income tax benefit for discontinued operations	—	(89)	—	(253)
Stock-based compensation reflected in G&A expense	2,294	2,224	6,922	6,503
Amortization of debt costs and other non-cash interest	1,093	1,061	3,234	3,197

Funds From Operations	$75,997	$79,792	$228,848	$228,996

Maintenance and technology capital expenditures	(14,264)	(9,835)	(28,449)	(24,413)

Adjusted Funds From Operations	$61,733	$69,957	$200,399	$204,583

Funds From Operations Per Diluted Share	$0.72	$0.72	$2.13	$2.01

Adjusted Funds From Operations Per Diluted Share	$0.59	$0.63	$1.87	$1.80

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CCA Third Quarter 2011 Financial Results

CALCULATION OF EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$39,240	$41,964	$121,988	$113,488
Interest expense, net	18,058	17,925	54,820	52,499
Depreciation and amortization	26,637	26,195	80,883	76,715
Income tax expense	23,364	25,284	73,913	69,653
Loss from discontinued operations, net of taxes	—	147	—	404

EBITDA	$107,299	$111,515	$331,604	$312,759

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending December 31, 2011
	Low End of Guidance	High End of Guidance
Net income	$158,574	$159,524
Income tax expense	97,190	97,773
Income taxes paid	(70,335)	(70,757)
Depreciation and amortization	109,347	109,347
Other non-cash items	13,500	13,700

Funds From Operations	$308,276	$309,587
Maintenance and technology capital expenditures	(50,000)	(45,000)

Adjusted Funds From Operations	$258,276	$264,587

Funds From Operations Per Diluted Share	$2.92	$2.93

Adjusted Funds From Operations Per Diluted Share	$2.45	$2.51

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted net income, EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including net income, Adjusted net income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA, to assess the operating performance of the Company’s correctional facilities. EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires

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CCA Third Quarter 2011 Financial Results

depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflects the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.

The Company may make adjustments to GAAP net income and EBITDA from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted net income, EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted net income, EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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